Exhibit 99.1

NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

MEDTRONIC REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 FINANCIAL
RESULTS; ANNOUNCES DIVIDEND INCREASE

•Q4 Revenue of $6.0 Billion Decreased 26% Reported and 25% Organic
•Q4 GAAP Diluted EPS of $0.48; Q4 Non-GAAP Diluted EPS of $0.58
•Financial Results In-Line with Update Provided on April 21 and Consistent with Impact Felt Across MedTech Industry
•FY20 Cash Flow from Operations of $7.2 Billion; FY20 Free Cash Flow of $6.0 Billion; Conversion of 97%
•Quarterly Dividend Increased to $0.58, Annual $2.32 from Prior $2.16; 43rd Consecutive Year of Dividend Increases

DUBLIN – May 21, 2020 – Medtronic plc (NYSE:MDT) today announced financial results for its fourth quarter and fiscal year 2020, which ended April 24, 2020. The results were in-line with the update the company provided on April 21, 2020, which detailed the impact of the COVID-19 pandemic on its operations and financials. Medtronic’s results were also consistent with the impact felt across the MedTech industry from deferred procedures as a result of the pandemic. Medtronic is in a strong financial position, as represented by the increase in its cash dividend announced today, and the company continues to drive its long-term strategies.

The company reported fourth quarter worldwide revenue of $5.998 billion, a decrease of 26 percent as reported and 25 percent on an organic basis, which adjusts for a $129 million negative impact from foreign currency and a $15 million contribution from the company’s acquisition of Titan Spine, which is reported in the Spine division in the Restorative Therapies Group. As reported, fourth quarter GAAP net income and diluted earnings per share (EPS) were $646 million and $0.48, respectively. As detailed in the financial schedules included through the link at the end of this release, fourth quarter non-GAAP net income and non-GAAP diluted EPS were $777 million and $0.58, respectively, decreases of 63 percent and 62 percent, respectively.

Fourth quarter U.S. revenue of $2.852 billion represented 48 percent of company revenue and decreased 33 percent as reported. Non-U.S. developed market revenue of $2.218 billion represented 37 percent of company revenue and decreased 14 percent as reported and 11 percent constant currency. Emerging Markets revenue of $929 million represented 15 percent of company revenue and decreased 28 percent as reported and 24 percent constant currency.

Medtronic’s fiscal year 2020 revenue of $28.913 billion decreased 5.4 percent, or 4.2 percent on an organic basis, adjusting for the $418 million negative impact from foreign currency. As reported, fiscal year 2020 net earnings were $4.789 billion or $3.54 per diluted share. As detailed in the link at the end of this release, fiscal year 2020 non-GAAP earnings and diluted earnings per share (EPS) were $6.206 billion and $4.59, respectively, decreases of 12.5 percent and 12.1 percent, respectively. Adjusting for the negative 4 cent impact from foreign currency, fiscal year 2020 non-GAAP diluted EPS decreased 11.3 percent.

Fiscal year 2020 cash flow from operations was $7.234 billion. Fiscal year 2020 free cash flow was $6.021 billion, an increase of 3 percent versus the prior year and a free cash flow conversion from non-GAAP net earnings of 97 percent. Medtronic is in a strong financial position with ample liquidity. As of the end of its fourth fiscal quarter, the company had $10.9 billion of cash and investments and an undrawn $3.5 billion facility. The company has no public debt maturing until March 2021.

“It is important to acknowledge the incredible heroism, resolve and sacrifice of the frontline healthcare workers fighting the COVID-19 pandemic, as well as our employees who are supporting them,” said Geoff Martha, Medtronic chief executive officer. “This pandemic presented the world with an unprecedented challenge, which required an unprecedented response, including by our team at Medtronic. I’m extremely proud of the way our employees have risen to the occasion to help healthcare systems and workers, governments and NGOs, and for the way that they’ve continued to support their communities and families through this time.”

Cardiac and Vascular Group
The Cardiac and Vascular Group (CVG) includes the Cardiac Rhythm & Heart Failure (CRHF), Coronary & Structural Heart (CSH), and Aortic, Peripheral & Venous (APV) divisions. CVG fiscal year 2020 revenue of $10.468 billion decreased 9.0 percent as reported and 7.6 percent on a constant currency basis. CVG fourth quarter revenue of $2.004 billion decreased 34 percent as reported and 33 percent constant currency. CVG’s revenue decline this quarter reflected the impact of the COVID-19 pandemic and specifically, a decline in deferrable procedure volumes and a reduction in quarter-end customer bulk purchases. CVG’s performance was impacted by high-thirties declines in CRHF, high-twenties declines in CSH, and mid-twenties declines in APV, all on a constant currency basis.

•Cardiac Rhythm & Heart Failure fourth quarter revenue of $940 million decreased 40 percent as reported and 38 percent constant currency. Arrhythmia Management revenue, including implantable defibrillators (ICDs), Pacemakers, Implantable Diagnostics, and AF Solutions declined in the high-thirties. This included high-single digit growth in Leadless Pacemakers, and specifically low-twenties growth in the United States, on the continued adoption of the company’s Micra™ transcatheter pacing system. Heart Failure declined in the high-thirties on a constant currency basis, reflecting declines in cardiac resynchronization therapy defibrillators (CRT-Ds), cardiac resynchronization therapy pacemakers (CRT-Ps), and left ventricular assist devices (LVADs).

•Coronary & Structural Heart fourth quarter revenue of $697 million decreased 30 percent as reported and 28 percent constant currency, reflecting low-thirties declines in drug-eluting stents and transcatheter aortic valves (TAVR).

•Aortic, Peripheral & Venous fourth quarter revenue of $367 million decreased 27 percent as reported and 26 percent constant currency. Aortic and Peripheral declined in the low-twenties and Venous declined in the low-thirties.

Minimally Invasive Therapies Group
The Minimally Invasive Therapies Group (MITG) includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. MITG fiscal year 2020 revenue of $8.352 billion decreased 1.5 percent as reported and increased 0.2 percent on a constant currency basis. MITG fourth quarter revenue of $1.934 billion decreased 14 percent as reported and 12 percent constant currency. MITG’s revenue decline this quarter reflected a decline in procedure volumes as a result of the COVID-19 pandemic. SI’s low-twenties decline was partially offset by high-single digit growth in RGR, both on a constant currency basis.

•Surgical Innovations fourth quarter revenue of $1.168 billion decreased 24 percent as reported and 22 percent constant currency. The decline of worldwide surgical procedures resulted in lower demand for Advanced Stapling and Advanced

Energy products, which both declined in the low-twenties, and General Surgery products, which also declined in the low-twenties.

•Respiratory, Gastrointestinal & Renal fourth quarter revenue of $766 million increased 6 percent as reported and 8 percent constant currency, reflecting the increased demand for Respiratory and Patient Monitoring products. Respiratory & Patient Monitoring grew in the mid-teens, including high-eighties growth in ventilators as production increased to address global needs.

Restorative Therapies Group
The Restorative Therapies Group (RTG) includes the Brain Therapies, Spine, Specialty Therapies, and Pain Therapies divisions. RTG fiscal year 2020 revenue of $7.725 billion decreased 5.6 percent as reported and 5.4 percent on an organic basis. RTG fourth quarter revenue of $1.490 billion decreased 33 percent as reported and on an organic basis, which adjusts for the negative impact from foreign currency and the positive contribution from the company’s acquisition of Titan Spine. RTG’s revenue decline this quarter reflected the impact of the COVID-19 pandemic and specifically, a decline in deferrable procedures and some impact from the reduction in customer bulk purchases and capital equipment purchases. RTG’s performance this quarter was impacted by low-forties declines in Specialty Therapies and Pain Therapies, low-thirties declines in Spine, and mid-twenties declines in Brain Therapies, all on an organic basis.

•Brain Therapies fourth quarter revenue of $615 million decreased 26 percent as reported and 25 percent constant currency, reflecting high-twenties declines in Neurosurgery and high-thirties declines in DBS and high-single digit declines in Neurovascular, which included high-single digit growth in Ischemic Stroke.

•Spine fourth quarter revenue of $480 million decreased 31 percent as reported and 32 percent on an organic basis. Core Spine declined in the high-twenties, both in the U.S. and globally. Sales of bone morphogenetic protein (BMP) declined in the high-thirties.

•Specialty Therapies fourth quarter revenue of $197 million decreased 44 percent as reported and 43 percent constant currency. ENT declined in the high-twenties and Pelvic Health declined in the high-fifties, all on a constant currency basis.

•Pain Therapies fourth quarter revenue of $198 million decreased 42 percent as reported and 42 percent constant currency.

Diabetes Group
Diabetes Group fiscal year 2020 revenue of $2.368 billion decreased 1.0 percent as reported and increased 0.8 percent on a constant currency basis. Diabetes Group fourth quarter revenue of $570 million decreased 9 percent as reported and 7 percent constant currency. Diabetes Group revenue performance was impacted by a delay in new patient starts on insulin pumps due to the closing of physician offices as a result of COVID-19. This was offset by an increase in demand for diabetes supplies, including continuous glucose sensors and infusion sets, particularly in international markets.

Guidance
Given the uncertainty on near-term financial results caused by the COVID-19 pandemic, the company is not providing formal annual or quarterly financial guidance at this time.

Dividend Increase
The company today announced that on May 20, 2020, the Medtronic board of directors approved an increase in Medtronic’s cash dividend for the first quarter of fiscal year 2021, raising the quarterly amount to $0.58 per ordinary share. This would translate into an annual amount of $2.32 per ordinary share, an increase from the prior $2.16. Today's announcement marks the 43rd consecutive year of an increase in the dividend payment for Medtronic, a constituent of the S&P 500 Dividend Aristocrats index.

Including today's increase, Medtronic's dividend per share has grown over 50 percent over the past 5 years and has grown at a 17 percent compounded annual growth rate over the past 43 years.

Medtronic has a strong track record of returning capital to its shareholders, including returning $3.6 billion in fiscal year 2020. The company remains committed to returning a minimum of 50 percent of its free cash flow to shareholders through dividends and share repurchases. The dividend is payable on July 17, 2020, to shareholders of record at the close of business on June 26, 2020.

“Our financial position remains strong, and we’re differentially using our balance sheet during the pandemic. Today, we announced a significant increase in our dividend, and we are purposely investing to drive not only a strong recovery, but also consistent, long-term growth,” said Martha. “As we emerge, the investments that we’ve made will be evident in our attraction and retention of top talent, and in the new, innovative products and solutions that we’ll offer physicians, patients, and healthcare systems.”

Webcast Information
Medtronic will host a webcast today, May 21, at 8:00 a.m. EDT (7:00 a.m. CDT) to provide information about its businesses for the public, investors, analysts, and news media. This quarterly webcast can be accessed by clicking on the Investor Events link at investorrelations.medtronic.com and this earnings release will be archived at newsroom.medtronic.com. Medtronic will be live tweeting during the webcast on its Newsroom Twitter account, @Medtronic. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Investor Events link at investorrelations.medtronic.com.

Medtronic plans to report its fiscal year 2021 first, second, third, and fourth quarter results on Tuesday, August 25, 2020, Tuesday, November 24, 2020, Tuesday, February 23, 2021, and Thursday, May 27, 2021, respectively. As a result of the COVID-19 pandemic, Medtronic has postponed its biennial Institutional Investor & Analyst Day, which originally was scheduled for Tuesday, June 2, 2020, to a date that is to be determined. For all of these events, confirmation and additional details will be provided closer to the specific event.

Financial Schedules
To view the fourth quarter and FY20 financial schedules and non-GAAP reconciliations, click here. To view the fourth quarter and FY20 earnings presentation, click here. Both documents can also be accessed by visiting newsroom.medtronic.com.

About Medtronic
Medtronic plc (www.medtronic.com), headquartered in Dublin, Ireland, is among the world’s largest medical technology, services and solutions companies – alleviating pain, restoring health and extending life for millions of people around the world. Medtronic employs more than 90,000 people worldwide, serving physicians, hospitals and patients in more than 150 countries. The company is focused on collaborating with stakeholders around the world to take healthcare Further, Together.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to the impact COVID-19 has had and is expected to continue to have on our business, operations and production, as well as demand for our offerings, and on our employees, medical professional and healthcare system, communities in which we operate, and our financial results and condition, competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words, such as “anticipate,” “believe,” “could,” “estimate,”

“expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income and adjusted diluted EPS, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly and annual figures increasing, decreasing or remaining flat are in comparison to fiscal year 2019.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

-end-
View Fourth Quarter and FY20 Financial Schedules & Non-GAAP Reconciliations
View Fourth Quarter and FY20 Earnings Presentation

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	FOURTH QUARTER							YEAR-TO-DATE
	REPORTED				CONSTANT CURRENCY			REPORTED				CONSTANT CURRENCY
(in millions)	FY20	FY19	Growth	Currency Impact(3)	FY20	Growth	Organic Growth(4)	FY20	FY19	Growth	Currency Impact(3)	FY20	Growth	Organic Growth(4)
Cardiac & Vascular Group	$2,004	$3,050	(34.3)%	$(47)	$2,051	(32.8)%	(32.8)%	$10,468	$11,505	(9.0)%	$(162)	$10,630	(7.6)%	(7.6)%
Cardiac Rhythm & Heart Failure	940	1,554	(39.5)	(22)	962	(38.1)	(38.1)	5,141	5,849	(12.1)	(74)	5,215	(10.8)	(10.8)
Coronary & Structural Heart	697	994	(29.9)	(18)	715	(28.1)	(28.1)	3,541	3,730	(5.1)	(65)	3,606	(3.3)	(3.3)
Aortic, Peripheral, & Venous	367	502	(26.9)	(7)	374	(25.5)	(25.5)	1,786	1,926	(7.3)	(23)	1,809	(6.1)	(6.1)
Minimally Invasive Therapies Group	1,934	2,255	(14.2)	(47)	1,981	(12.2)	(12.2)	8,352	8,478	(1.5)	(142)	8,494	0.2	0.2
Surgical Innovations	1,168	1,529	(23.6)	(31)	1,199	(21.6)	(21.6)	5,513	5,753	(4.2)	(105)	5,618	(2.3)	(2.3)
Respiratory, Gastrointestinal, & Renal	766	726	5.5	(16)	782	7.7	7.7	2,839	2,725	4.2	(37)	2,876	5.5	5.5
Restorative Therapies Group(2)	1,490	2,215	(32.7)	(21)	1,511	(31.8)	(32.5)	7,725	8,183	(5.6)	(71)	7,796	(4.7)	(5.4)
Brain Therapies	615	831	(26.0)	(11)	626	(24.7)	(24.7)	2,922	2,938	(0.5)	(35)	2,957	0.6	0.6
Spine	480	691	(30.5)	(5)	485	(29.8)	(32.0)	2,503	2,654	(5.7)	(16)	2,519	(5.1)	(7.0)
Specialty Therapies	197	351	(43.9)	(3)	200	(43.0)	(43.0)	1,193	1,307	(8.7)	(11)	1,204	(7.9)	(7.9)
Pain Therapies	198	342	(42.1)	(2)	200	(41.5)	(41.5)	1,107	1,284	(13.8)	(10)	1,117	(13.0)	(13.0)
Diabetes Group	570	626	(8.9)	(14)	584	(6.7)	(6.7)	2,368	2,391	(1.0)	(42)	2,410	0.8	0.8
TOTAL	$5,998	$8,146	(26.4)%	$(129)	$6,127	(24.8)%	(25.0)%	$28,913	$30,557	(5.4)%	$(418)	$29,331	(4.0)%	(4.2)%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) In the first quarter of fiscal year 2020, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from Transformative Solutions product lines within Specialty Therapies to a product line under Brain Therapies. As a result, fiscal year 2019 results have been recast to adjust for this realignment.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(4) Organic growth refers to growth calculated excluding the impact of currency and significant acquisitions (Titan Spine).

MEDTRONIC PLC
U.S.(1)(2) REVENUE
(Unaudited)

	FOURTH QUARTER			YEAR-TO-DATE
	REPORTED			REPORTED
(in millions)	FY20	FY19	Growth	FY20	FY19	Growth
Cardiac & Vascular Group	$880	$1,510	(41.7)%	$5,062	$5,750	(12.0)%
Cardiac Rhythm & Heart Failure	436	840	(48.1)	2,689	3,174	(15.3)
Coronary & Structural Heart	245	396	(38.1)	1,394	1,492	(6.6)
Aortic, Peripheral, & Venous	198	274	(27.7)	978	1,084	(9.8)
Minimally Invasive Therapies Group	763	971	(21.4)	3,532	3,630	(2.7)
Surgical Innovations	412	609	(32.3)	2,156	2,315	(6.9)
Respiratory, Gastrointestinal, & Renal	351	362	(3.0)	1,376	1,315	4.6
Restorative Therapies Group(3)	935	1,473	(36.5)	5,122	5,478	(6.5)
Brain Therapies	345	502	(31.3)	1,729	1,781	(2.9)
Spine	332	482	(31.1)	1,761	1,841	(4.3)
Specialty Therapies	127	246	(48.4)	846	927	(8.7)
Pain Therapies	131	243	(46.1)	787	929	(15.3)
Diabetes Group	274	330	(17.0)	1,204	1,336	(9.9)
TOTAL	$2,852	$4,284	(33.4)%	$14,919	$16,194	(7.9)%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) In the first quarter of fiscal year 2020, the Company realigned its divisions within the Restorative Therapies Group, which included a movement of revenue from Transformative Solutions product lines within Specialty Therapies to a product line under Brain Therapies. As a result, fiscal year 2019 results have been recast to adjust for this realignment.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	FOURTH QUARTER						YEAR-TO-DATE
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY20	FY19	Growth	Currency Impact(3)	FY20	Growth	FY20	FY19	Growth	Currency Impact(3)	FY20	Growth
U.S.	$880	$1,510	(41.7)%	$—	$880	(41.7)%	$5,062	$5,750	(12.0)%	$—	$5,062	(12.0)%
Non-U.S. Developed	785	1,001	(21.6)	(26)	811	(19.0)	3,519	3,767	(6.6)	(102)	3,621	(3.9)
Emerging Markets	340	539	(36.9)	(20)	360	(33.2)	1,887	1,988	(5.1)	(60)	1,947	(2.1)
Cardiac & Vascular Group	2,004	3,050	(34.3)	(47)	2,051	(32.8)	10,468	11,505	(9.0)	(162)	10,630	(7.6)
U.S.	763	971	(21.4)	—	763	(21.4)	3,532	3,630	(2.7)	—	3,532	(2.7)
Non-U.S. Developed	805	854	(5.7)	(26)	831	(2.7)	3,169	3,250	(2.5)	(84)	3,253	0.1
Emerging Markets	366	430	(14.9)	(21)	387	(10.0)	1,651	1,598	3.3	(57)	1,708	6.9
Minimally Invasive Therapies Group	1,934	2,255	(14.2)	(47)	1,981	(12.2)	8,352	8,478	(1.5)	(142)	8,494	0.2
U.S.	935	1,473	(36.5)	—	935	(36.5)	5,122	5,478	(6.5)	—	5,122	(6.5)
Non-U.S. Developed	380	484	(21.5)	(11)	391	(19.2)	1,659	1,759	(5.7)	(42)	1,701	(3.3)
Emerging Markets	175	258	(32.2)	(10)	185	(28.3)	945	946	(0.1)	(29)	974	3.0
Restorative Therapies Group	1,490	2,215	(32.7)	(21)	1,511	(31.8)	7,725	8,183	(5.6)	(71)	7,796	(4.7)
U.S.	274	330	(17.0)	—	274	(17.0)	1,204	1,336	(9.9)	—	1,204	(9.9)
Non-U.S. Developed	248	236	5.1	(10)	258	9.3	940	855	9.9	(33)	973	13.8
Emerging Markets	48	60	(20.0)	(4)	52	(13.3)	224	200	12.0	(9)	233	16.5
Diabetes Group	570	626	(8.9)	(14)	584	(6.7)	2,368	2,391	(1.0)	(42)	2,410	0.8
U.S.	2,852	4,284	(33.4)	—	2,852	(33.4)	14,919	16,194	(7.9)	—	14,919	(7.9)
Non-U.S. Developed	2,218	2,575	(13.9)	(73)	2,291	(11.0)	9,287	9,631	(3.6)	(261)	9,548	(0.9)
Emerging Markets	929	1,287	(27.8)	(55)	984	(23.5)	4,707	4,732	(0.5)	(156)	4,863	2.8
TOTAL	$5,998	$8,146	(26.4)%	$(129)	$6,127	(24.8)%	$28,913	$30,557	(5.4)%	$(418)	$29,331	(4.0)%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Fiscal year ended
(in millions, except per share data)	April 24, 2020	April 26, 2019	April 24, 2020	April 26, 2019
Net sales	$5,998	$8,146	$28,913	$30,557
Costs and expenses:
Cost of products sold	2,264	2,483	9,424	9,155
Research and development expense	567	594	2,331	2,330
Selling, general, and administrative expense	2,360	2,620	10,109	10,418
Amortization of intangible assets	439	437	1,756	1,764
Restructuring charges, net	31	86	118	198
Certain litigation charges	37	—	313	166
Other operating (income) expense, net	(17)	(20)	71	258
Operating profit	317	1,946	4,791	6,268
Other non-operating income, net	(51)	(64)	(356)	(373)
Interest expense	162	718	1,092	1,444
Income before income taxes	206	1,292	4,055	5,197
Income tax (benefit) provision	(434)	110	(751)	547
Net income	640	1,182	4,806	4,650
Net (income) loss attributable to noncontrolling interests	6	(10)	(17)	(19)
Net income attributable to Medtronic	$646	$1,172	$4,789	$4,631
Basic earnings per share	$0.48	$0.87	$3.57	$3.44
Diluted earnings per share	$0.48	$0.87	$3.54	$3.41
Basic weighted average shares outstanding	1,340.6	1,340.6	1,340.7	1,346.4
Diluted weighted average shares outstanding	1,349.5	1,350.8	1,351.1	1,357.5
The data in the schedule above has been intentionally rounded to the nearest million, and therefore, the quarterly amounts may not sum to the fiscal year-to-date amounts.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended April 24, 2020
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (2)	Effective Tax Rate
GAAP	$5,998	$2,264	62.3%	$317	5.3%	$206	$646	$0.48	(210.7)%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(38)	0.6	126	2.0	126	105	0.08	16.7
Acquisition-related items (4)	—	(2)	—	(9)	(0.2)	(9)	(12)	(0.01)	(33.3)
Certain litigation charges	—	—	—	37	0.6	37	12	0.01	67.6
(Gain)/loss on minority investments (5)	—	—	—	—	—	30	30	0.02	—
Medical device regulations (6)	—	(7)	0.1	17	0.3	17	14	0.01	17.6
Exit of businesses (7)	—	—	—	11	0.2	11	5	—	54.5
IPR&D charges (8)	—	—	—	25	0.4	25	22	0.02	12.0
Amortization of intangible assets	—	—	—	439	7.2	439	358	0.27	18.5
Certain tax adjustments, net (9)	—	—	—	—	—	—	(403)	(0.30)	—
Non-GAAP	$5,998	$2,217	63.0%	$963	16.1%	$882	$777	$0.58	12.6%
Currency impact	129	54	(0.1)	(5)	(0.5)			—
Currency Adjusted	$6,127	$2,271	62.9%	$958	15.6%			$0.58

	Three months ended April 26, 2019
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$8,146	$2,483	69.5%	$1,946	23.9%	$1,292	$1,172	$0.87	8.5%
Non-GAAP Adjustments:
Restructuring and associated costs (3)	—	(33)	0.4	151	1.8	151	125	0.09	17.2
Acquisition-related items (4)	—	(2)	—	31	0.4	31	28	0.02	9.7
(Gain)/loss on minority investments (5)	—	—	—	—	—	30	18	0.01	40.0
Debt tender premium and other charges (10)	—	—	—	(28)	(0.3)	457	344	0.25	24.7
IPR&D charges (8)	—	—	—	32	0.4	32	26	0.02	18.8
Amortization of intangible assets	—	—	—	437	5.3	437	369	0.27	15.6
Certain tax adjustments, net (11)	—	—	—	—	—	—	(5)	—	—
Non-GAAP	$8,146	$2,448	69.9%	$2,569	31.5%	$2,430	$2,077	$1.54	14.1%
See description of non-GAAP financial measures at the end of the earnings press release.
(1)The data in this schedule has been intentionally rounded to the nearest million, and therefore, the quarterly amounts may not sum to the fiscal year-to-date amounts.
(2)The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.
(3)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(4)The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in fair value of contingent consideration.
(5)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(6)The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(7)The net charge relates to the exit of businesses and is primarily comprised of intangible asset impairments.
(8)The charges are recognized in connection with the impairment of IPR&D assets.

(9)The net benefit primarily relates to the impact of an inter-company sale of intellectual property and the release of a valuation allowance on certain net operating losses.
(10)The charges, which include $485 million recognized in interest expense and ($28 million) recognized in other operating (income) expense, net, primarily relate to the early redemption of approximately $6.4 billion of Medtronic Inc. and CIFSA senior notes.
(11)The net benefit is primarily associated with the finalization of state income tax calculations associated with the impacts of U.S. tax reform.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended April 24, 2020
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$5,998	$2,360	39.3%	$567	9.5%	$(17)	(0.3)%	$(51)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(57)	(1.0)	—	—	—	—	—
Acquisition-related items (3)	—	(37)	(0.6)	—	—	48	0.8	—
(Gain)/loss on minority investments (4)	—	—	—	—	—	—	—	(30)
Medical device regulations (5)	—	—	—	(10)	(0.2)	—	—	—
Exit of business (6)	—	—	—	—	—	(11)	(0.2)	—
IPR&D charges (7)	—	—	—	—	—	(25)	(0.4)	—
Non-GAAP	$5,998	$2,266	37.8%	$557	9.3%	$(5)	(0.1)%	$(81)
Currency impact	129	38	(0.2)	2	(0.2)	40	0.7	—
Currency Adjusted	$6,127	$2,304	37.6%	$559	9.1%	$35	0.6%	$(81)
See description of non-GAAP financial measures at the end of the earnings press release.
(1)The data in this schedule has been intentionally rounded to the nearest million, and therefore, the quarterly amounts may not sum to the fiscal year-to-date amounts.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include integration-related costs incurred in connection with the Covidien acquisition and changes in the fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expense.
(6)The net charge relates to the exit of businesses and is primarily comprised of intangible asset impairments.
(7)The charges represent acquired IPR&D recognized in connection with the impairment of IPR&D assets.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Fiscal year ended April 24, 2020
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$28,913	$9,424	67.4%	$4,791	16.6%	$4,055	$4,789	$3.54	(18.5)%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(155)	0.6	441	1.5	441	372	0.28	15.6
Acquisition-related items (3)	—	(5)	—	66	0.2	66	53	0.04	19.7
Certain litigation charges	—	—	—	313	1.1	313	254	0.19	18.8
(Gain)/loss on minority investments (4)	—	—	—	—	—	19	22	0.02	(15.8)
Debt tender premium and other charges (5)	—	—	—	(7)	—	406	320	0.24	21.2
Medical device regulations (6)	—	(20)	0.1	48	0.2	48	42	0.03	12.5
Exit of businesses (7)	—	—	—	52	0.2	52	40	0.03	23.1
IPR&D charges (8)	—	—	—	25	0.1	25	22	0.02	12.0
Contribution to Medtronic Foundation	—	—	—	80	0.3	80	62	0.05	22.5
Amortization of intangible assets	—	—	—	1,756	6.1	1,756	1,472	1.09	16.2
Certain tax adjustments, net (9)	—	—	—	—	—	—	(1,242)	(0.92)	—
Non-GAAP	$28,913	$9,244	68.0%	$7,565	26.2%	$7,261	$6,206	$4.59	14.3%
Currency impact	418	17	0.4	41	(0.3)			0.04
Currency Adjusted	$29,331	$9,261	68.4%	$7,606	25.9%			$4.63

	Fiscal year ended April 26, 2019
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS (1)	Effective Tax Rate
GAAP	$30,557	$9,155	70.0%	$6,268	20.5%	$5,197	$4,631	$3.41	10.5%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(91)	0.4	407	1.3	407	341	0.25	16.2
Acquisition-related items (3)	—	(7)	—	88	0.3	88	72	0.05	18.2
Certain litigation charges	—	—	—	166	0.5	166	142	0.10	14.5
(Gain)/loss on minority investments (4)	—	—	—	—	—	(62)	(65)	(0.05)	(4.8)
Debt tender premium and other charges (10)	—	—	—	(28)	(0.1)	457	344	0.25	24.7
Exit of businesses (7)	—	—	—	149	0.5	149	118	0.09	20.8
IPR&D charges (8)	—	—	—	58	0.2	58	49	0.04	15.5
Amortization of intangible assets	—	—	—	1,764	5.8	1,764	1,497	1.10	15.1
Certain tax adjustments, net (11)	—	—	—	—	—	—	(40)	(0.03)	—
Non-GAAP	$30,557	$9,057	70.4%	$8,872	29.0%	$8,224	$7,089	$5.22	13.6%
See description of non-GAAP financial measures contained in this release.
(1)The data in this schedule has been intentionally rounded to the nearest $0.01 and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges, which include $413 million recognized in interest expense and ($7 million) recognized in other operating (income) expense, net, primarily relates to the early redemption of approximately $5.2 billion of debt.

(6)The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(7)The net charges relate to the exit of businesses and are primarily comprised of intangible asset impairments.
(8)The charges represent acquired IPR&D in connection with asset acquisitions and charges recognized in connection with the impairment of IPR&D assets.
(9)The net benefit primarily relates to the release of a valuation allowance on certain net operating losses, the impact of an inter-company sale of intellectual property, and the impact of tax reform in Switzerland and the United States.
(10)The charges, which include $485 million recognized in interest expense and ($28 million) recognized in other operating (income) expense, net, primarily relates to the early redemption of approximately $6.4 billion of Medtronic Inc. and CIFSA senior notes.
(11)The net benefit is primarily associated with the finalization of state income tax calculations associated with the impacts of U.S. tax reform.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Fiscal year ended April 24, 2020
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating (Income) Expense, net	Other Operating (Inc.)/Exp., net as a % of Net Sales	Other Non-Operating Income, net
GAAP	$28,913	$10,109	35.0%	$2,331	8.1%	$71	0.2%	$(356)
Non-GAAP Adjustments:
Restructuring and associated costs (1)	—	(168)	(0.6)	—	—	—	—	—
Acquisition-related items (2)	—	(103)	(0.4)	—	—	42	0.2	—
(Gain)/loss on minority investments (3)	—	—	—	—	—	—	—	(19)
Debt tender premium and other charges (4)	—	—	—	—	—	7	—	—
Medical device regulations (5)	—	—	—	(28)	(0.1)	—	—	—
Exit of businesses (6)	—	—	—	—	—	(52)	(0.2)	—
IPR&D charges (7)	—	—	—	—	—	(25)	(0.1)	—
Contribution to Medtronic Foundation	—	—	—	—	—	(80)	(0.3)	—
Non-GAAP	$28,913	$9,838	34.0%	$2,303	8.0%	$(37)	(0.1)%	$(375)
Currency impact	418	122	—	8	(0.1)	230	0.8	—
Currency Adjusted	$29,331	$9,960	34.0%	$2,311	7.9%	$193	0.7%	$(375)
See description of non-GAAP financial measures at the end of the earnings press release.
(1)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(2)The charges primarily include costs incurred in connection with legacy-Covidien enterprise resource planning deployment activities, business combination related costs, and changes in the fair value of contingent consideration.
(3)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(4)The charges, which include $413 million recognized in interest expense and ($7 million) recognized in other operating (income) expense, net, primarily relate to the early redemption of approximately $5.2 billion of debt.
(5)The charges represent incremental costs of complying with the new European Union medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses.
(6)The net charge relates to the exit businesses and is primarily comprised of intangible asset impairments.
(7)The charges represent acquired IPR&D in connection with asset acquisitions and charges recognized in connection with the impairment of IPR&D assets.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

	Fiscal Year
(in millions)	2020	2019	2018
Net cash provided by operating activities	$7,234	$7,007	$4,684
Additions to property, plant, and equipment	(1,213)	(1,134)	(1,068)
Free Cash Flow (1)	$6,021	$5,873	$3,616
See description of non-GAAP financial measures at the end of the earnings press release.

(1)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	April 24, 2020	April 26, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,140	$4,393
Investments	6,808	5,455
Accounts receivable, less allowances of $208 and $190, respectively	4,645	6,222
Inventories, net	4,229	3,753
Other current assets	2,209	2,144
Total current assets	22,031	21,967
Property, plant, and equipment	11,644	10,920
Accumulated depreciation	(6,816)	(6,245)
Property, plant, and equipment, net	4,828	4,675
Goodwill	39,841	39,959
Other intangible assets, net	19,063	20,560
Tax assets	2,832	1,519
Other assets	2,094	1,014
Total assets	$90,689	$89,694
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$2,776	$838
Accounts payable	1,996	1,953
Accrued compensation	2,099	2,189
Accrued income taxes	502	567
Other accrued expenses	2,993	2,925
Total current liabilities	10,366	8,472
Long-term debt	22,021	24,486
Accrued compensation and retirement benefits	1,910	1,651
Accrued income taxes	2,682	2,838
Deferred tax liabilities	1,174	1,278
Other liabilities	1,664	757
Total liabilities	39,817	39,482
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,341,074,724 and 1,340,697,595 shares issued and outstanding, respectively	—	—
Additional paid-in capital	26,165	26,532
Retained earnings	28,132	26,270
Accumulated other comprehensive loss	(3,560)	(2,711)
Total shareholders’ equity	50,737	50,091
Noncontrolling interests	135	121
Total equity	50,872	50,212
Total liabilities and equity	$90,689	$89,694

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Fiscal Year
(in millions)	2020	2019	2018
Operating Activities:
Net income	$4,806	$4,650	$3,095
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,663	2,659	2,644
Provision for doubtful accounts	99	78	52
Deferred income taxes	(1,315)	(304)	(919)
Stock-based compensation	297	290	344
Loss on debt extinguishment	406	457	38
Gain on sale of businesses	—	—	(697)
Investment loss	—	—	227
Other, net	217	257	73
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	1,291	(581)	(275)
Inventories, net	(577)	(274)	(192)
Accounts payable and accrued liabilities	(44)	399	65
Other operating assets and liabilities	(609)	(624)	229
Net cash provided by operating activities	7,234	7,007	4,684
Investing Activities:
Acquisitions, net of cash acquired	(488)	(1,827)	(137)
Proceeds from sale of businesses	—	—	6,058
Additions to property, plant, and equipment	(1,213)	(1,134)	(1,068)
Purchases of investments	(11,039)	(2,532)	(3,200)
Sales and maturities of investments	9,574	4,683	4,227
Other investing activities, net	(37)	36	(22)
Net cash (used in) provided by investing activities	(3,203)	(774)	5,858
Financing Activities:
Change in current debt obligations, net	(17)	(713)	(249)
Issuance of long-term debt	5,568	7,794	21
Payments on long-term debt	(6,110)	(7,948)	(7,370)
Dividends to shareholders	(2,894)	(2,693)	(2,494)
Issuance of ordinary shares	662	992	403
Repurchase of ordinary shares	(1,326)	(2,877)	(2,171)
Other financing activities	(81)	14	(94)
Net cash used in financing activities	(4,198)	(5,431)	(11,954)
Effect of exchange rate changes on cash and cash equivalents	(86)	(78)	114
Net change in cash and cash equivalents	(253)	724	(1,298)
Cash and cash equivalents at beginning of period	4,393	3,669	4,967
Cash and cash equivalents at end of period	$4,140	$4,393	$3,669
Supplemental Cash Flow Information
Cash paid for:
Income taxes	$878	$1,558	$2,542
Interest	643	973	1,147